Exhibit 4.10

EQUITY INCENTIVE AWARD PLAN

HAMMERHEAD ENERGY INC.

Effective February 23, 2023

HAMMERHEAD ENERGY INC.

EQUITY INCENTIVE AWARD PLAN

The board of directors of Hammerhead Energy Inc. has adopted this Equity Incentive Award Plan to govern the issuance of Incentive Awards and Share Awards to Service Providers.

1.	Definitions

For purposes of this Plan:

(a)

“Adjustment Ratio” means, (i) with respect to any Incentive Award, the ratio used to adjust the number of Incentive Awards on which payment shall be based on the applicable Vesting Date pertaining to such Incentive Award determined in accordance with the terms of this Plan; and, in respect of each Incentive Award, the Adjustment Ratio shall initially be equal to one, and shall be cumulatively adjusted thereafter by increasing the Adjustment Ratio on each Dividend Payment Date, effective on the day following the Dividend Record Date, by an amount, rounded to the nearest five decimal places, equal to a fraction having as its numerator the Dividend, expressed as an amount per Share, paid on that Dividend Payment Date, and having as its denominator the Reinvestment Price, and (ii) with respect to any Share Award, the ratio used to adjust the number of Shares to be issued on exercise of such Share Award determined in accordance with the terms of this Plan; and, in respect of each Share Award, the Adjustment Ratio shall initially be equal to one, and shall be cumulatively adjusted thereafter by increasing the Adjustment Ratio on each Dividend Payment Date, effective on the day following the Dividend Record Date, by an amount, rounded to the nearest five decimal places, equal to a fraction having as its numerator the Dividend, expressed as an amount per Share, paid on that Dividend Payment Date, and having as its denominator the Reinvestment Price;

(b)	“affiliate” and “associate” each have the meaning ascribed thereto in MI 62-104;

(c)

“All or Substantially All of the Assets” means greater than 90% of the aggregate fair market value of the assets of the Corporation and its Subsidiaries, on a consolidated basis, as determined by the Board in its sole discretion;

(d)	“Award” means an Incentive Award or a Share Award, as applicable;

(e)	“Award Agreement” means an Incentive Award Agreement or a Share Award Agreement, as applicable;

(f)

“Black-Out Period” means the period of time, if any, when, pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain persons as designated by the Corporation, including any Participant that holds an Award;

(g)	“Board” means the board of directors of the Corporation as constituted from time to time;

(h)	“business day” means a day other than a Saturday, Sunday or other day when banks in the City of Calgary, Alberta are generally not open for business;

(i)	“Cash Amount” has the meaning set forth in Section 6(g) hereof;

(j)	“Cause” means, unless otherwise defined in the applicable Award Agreement or employment agreement or consulting agreement of the Participant (in which case “Cause” shall have the meaning therein):

(i)

in respect of a Participant that is an employee or officer of a member of the HEI Group, any act or omission that would entitle the member of the HEI Group that employs the Participant to terminate the Participant’s employment without notice or compensation under the Canadian common law for just cause; and

(ii)

in respect of a Participant that is a consultant to a member of the HEI Group, any material breach by the Participant of the terms of the contract or agreement under which the Participant is retained by a member of the HEI Group;

(k)	“Cessation Date” means the date that is the earlier of:

(i)	the effective date of the Service Provider’s termination, resignation, death or Retirement, as the case may be; and

(ii)	the date that the Service Provider ceases to be in the active performance of the usual and customary day-to-day duties of the Service Provider’s position or job other than due to a Leave of Absence, regardless of whether adequate, legal or proper advance notice of termination or resignation shall have been provided in respect of such cessation of being a Service Provider, and the Cessation Date shall not, under any circumstances, be extended by any statutory, contractual or common law notice period mandated under any application laws;

(l)	“Change of Control” means:

(i)

(A) a successfully completed takeover bid; and (B) members of the Board who are members of the Board immediately prior to the earlier of the commencement of such takeover bid and the first public announcement of such takeover bid cease to constitute a majority of the Board at any time within sixty days of the successful completion of such takeover bid; or

(ii)

(A) any change in the beneficial ownership or control of the outstanding securities or other interests of the Corporation which results in: (I) a person or group of persons “acting jointly or in concert” (within the meaning of MI 62-104); or (II) an affiliate or associate of such person or group of persons, holding, owning or controlling, directly or indirectly, more than 50% of the outstanding voting securities or interests of the Corporation; and (B) members of the Board who are members of the Board immediately prior to the earlier of such change and the first public announcement of such change cease to constitute a majority of the Board at any time within sixty days of such change; or

(iii)	Incumbent Directors no longer constituting a majority of the Board; or

(iv)

the winding up of the Corporation or the sale, lease or transfer of All or Substantially All of the Assets to any other person or persons and the distribution of greater than 90% of the net proceeds from such sale, lease or transfer to the shareholders of the Corporation within 60 days of the completion of such sale, lease or transfer (other than pursuant to an internal reorganization or in circumstances where the business of the Corporation is continued and where the shareholdings or other security holdings, as the case may be, in the continuing entity and the constitution of the board of directors or similar body of the continuing entity is such that the transaction would not be considered a “Change of Control” if paragraph (ii) above was applicable to the transaction); provided that, for greater certainty, a sale, lease or exchange of all or substantially all the property of the Corporation for purposes of the Business Corporations Act (Alberta) shall not be considered a sale, lease or transfer All or Substantially All of the Assets for purposes of this paragraph (iv) unless the property that is the subject of such sale, lease or exchange represents greater than 90% of the aggregate fair market value of the assets of the Corporation and its Subsidiaries, on a consolidated basis, as determined in accordance with Section 1(c);

provided that a Change of Control shall be deemed not to have occurred if a majority of the Board, in good faith, determines that a Change of Control was not intended to occur in the particular circumstances in question and any such determination shall be binding and conclusive for all purposes of this Plan;

(m)	“Code” has the meaning set forth in Section 7 hereof;

(n)	“Committee” has the meaning set forth in Section 3 hereof;

(o)

“Corporate Performance Measures” for any period that the Committee in its sole discretion shall determine, means the performance measures to be taken into consideration in granting Awards under this Plan and determining the Payout Multiplier in respect of any Performance Award, which shall be determined by the Committee in its sole discretion and may include, without limitation, any one or more of the following:

(i)	Total Shareholder Return, absolute or relative;

(ii)	the market price of the Shares;

(iii)

the financial or operational performance or results of the Corporation, the members of the HEI Group, or a business unit or division thereof, including, without limitation, cash flow, cost structure, capital efficiency, production or reserves or unit costs of production;

(iv)	other operational or performance criteria relating to the Corporation, the members of the HEI Group, or a business unit or division thereof;

(v)	activities related to growth of the Corporation, the members of the HEI Group or a business unit or division thereof;

(vi)	health and safety and environmental, social and governance performance of the Corporation, the members of the HEI Group, or a business unit or division thereof;

(vii)	the execution of the Corporation’s strategic plan as determined by the Board;

(viii)	other performance criteria relating to the Participant; and

(ix)	such additional measures as the Committee or the Board, in its sole discretion, shall consider appropriate in the circumstances;

(p)	“Corporation” means Hammerhead Energy Inc., an Alberta corporation, and includes any successor corporation thereof;

(q)

“Dividend” means any dividend, return of capital or special distribution paid by the Corporation in respect of the Shares, whether in the form of cash or Shares or other securities or other property, expressed as an amount per Share;

(r)	“Dividend Payment Date” means any date that a Dividend is paid to Shareholders;

(s)	“Dividend Record Date” means the applicable record date in respect of any Dividend used to determine the Shareholders entitled to receive such Dividend;

(t)	“Exchange” means the stock exchange(s), if any, on which the Shares are listed and posted for trading;

(u)

“Exercise Date” means the day upon which the Corporation receives an Exercise Notice from a Participant of exercise of all or a portion of the Share Awards held by such Participant in respect of which the Vesting Date has occurred or, failing receipt of an Exercise Notice, the day immediately prior to the Expiry Date of such vested Share Awards;

(v)

“Exercise Notice” means a notice in writing to the Corporation respecting the exercise of Share Awards in respect of which the Vesting Date has occurred in the form approved by the Committee from time to time, duly executed by a Participant;

(w)

“Expiry Date” means: (i) in the case of Share Awards, the fifth anniversary of the grant date of the Restricted Award or the Performance Award, as applicable, or such other date as determined by the Committee in its sole discretion, provided that in no circumstances shall the Expiry Date exceed ten (10) years from the applicable grant date; and (ii) in the case of Incentive Awards, December 15th of the third year following the year in which the Incentive Award was granted;

(x)

“Fair Market Value” with respect to a Share, as at any date, means the volume weighted average of the prices at which the Shares traded on the Exchange (or, if the Shares are then listed and posted for trading on more than one Exchange, on such Exchange on which the majority of the trading volume and value of the Shares occurs) for the five (5) trading days on which the Shares traded on the said Exchange immediately preceding such date. In the event that the Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Shares as determined by the Board in its sole discretion, acting reasonably and in good faith. If initially determined in United States dollars, the Fair Market Value shall be converted into Canadian dollars at an exchange rate selected and calculated in the manner determined by the Board from time to time, acting reasonably and in good faith;

(y)

“HEI Group” means, collectively, the Corporation and any entity that is a Subsidiary of the Corporation from time to time (and, for greater certainty, including any successor entity of any of the aforementioned entities);

(z)	“Incentive Award” means a Restricted Award or Performance Award made pursuant to this Plan and designated as an Incentive Award;

(aa)	“Incentive Award Agreement” has the meaning set forth in Section 6 hereof;

(bb)

“Incentive Award Value” means, with respect to any Incentive Awards, an amount equal to the number of Incentive Awards, as such number may be adjusted in accordance with the terms of this Plan, multiplied by the Fair Market Value of the Shares;

(cc)

“Incumbent Directors” means any member of the Board who was a member of the Board at the effective date of this Plan and any successor to an Incumbent Director who was recommended or elected or appointed to succeed any Incumbent Director by the affirmative vote of the Board, including a majority of the Incumbent Directors then on the Board, prior to the occurrence of the transaction, transactions, elections or appointments giving rise to a Change of Control;

(dd)	“Insider” has the meaning ascribed thereto in Part I of the TSX Company Manual for the purposes of Section 613 of the TSX Company Manual;

(ee)

“Leave of Absence” means a Service Provider being absent from active employment or active service as a result of sabbatical, disability, education leave, maternity or parental leave, or any other form of leave approved by the Committee;

(ff)	“MI 62-104” means Multilateral Instrument 62-104 – Take-Over Bids and Issuer Bids, as amended from time to time;

(gg)	“Participants” has the meaning set forth in Section 4 hereof;

(hh)	“Payout Multiplier” means the payout multiplier determined by the Committee in its sole discretion in accordance with Section 6(e) hereof;

(ii)

“Peer Comparison Group” means, generally, public oil and gas exploration and production or other companies in the energy or other sectors that in the opinion of the Committee are competitors of the Corporation or are otherwise appropriate for comparison purposes and which shall be determined from time to time by the Committee in its sole discretion;

(jj)

“Performance Award” means (i) an Incentive Award under this Plan designated as a “Performance Award” in the Incentive Award Agreement pertaining thereto, for which payment shall be made following the Vesting Date(s) thereof, or (ii) an award of Shares under this Plan designated as a “Performance Award” in the Share Award Agreement pertaining thereto, which Shares shall be issued following the Exercise Date(s) thereof;

(kk)	“Plan” means this equity incentive award plan of the Corporation, as the same may be amended or varied from time to time;

(ll)

“Reinvestment Price” means the price, expressed as an amount per Share, paid by participants in the Corporation’s dividend reinvestment plan, if any, to reinvest their Dividends in additional Shares on a Dividend Payment Date, provided that if the Corporation has suspended the operation of such plan or does not have such a plan, then the Reinvestment Price shall be equal to the Fair Market Value of the Shares on the trading day immediately preceding the Divided Payment Date;

(mm)

“Restricted Award” means (i) an Incentive Award under this Plan designated as a “Restricted Award” in the Incentive Award Agreement pertaining thereto, for which payment shall be made following the Vesting Date(s) thereof, or (ii) an award of Shares under this Plan designated as a “Restricted Award” in the Share Award Agreement pertaining thereto, which Shares shall be issued following the Exercise Date(s) thereof;

(nn)	“Retirement” means:

(i)

the date that a Participant who is an officer or employee of one or more of the entities comprising the HEI Group reaches the age of fifty-five (55), has ten (10) years of service with the HEI Group and voluntarily ceases to be an officer or employee of one or more of the entities comprising the HEI Group, provided that: (A) if the Participant is an officer or employee of one or more of the entities comprising the HEI Group, such Participant has provided the Corporation with six (6) months prior written notice of the Participant’s intention to retire; and (B) is offered by the Corporation the opportunity to and enters into an agreement (which shall include non-competition and non-solicitation covenants and the consequences of breaching such covenants including the immediate termination of all outstanding Awards notwithstanding the provisions of Section 6(i)(iv) in respect of such Retirement) with the Corporation respecting such Participant’s retirement from any employment with the HEI Group in a form that is acceptable to the Corporation (a “Retirement Agreement”); or

(ii)	such other meaning as the Board may determine from time to time;

(oo)	“Retirement Agreement” has the meaning set forth in Section 1(nn)(i) hereof;

(pp)	“Service Providers” has the meaning set forth in Section 4 hereof;

(qq)

“Share” means a Class A common share of the Corporation; or, in the event of an adjustment contemplated by Section 6(l) hereof, such other shares to which a Participant may be entitled upon the exercise or settlement of a Share Award or Incentive Award ,as applicable, as a result of such adjustment;

(rr)	“Share Award” means a Restricted Award or Performance Award made and designated as a Share Award pursuant to this Plan;

(ss)	“Share Award Agreement” has the meaning set forth in Section 6 hereof;

(tt)	“Shareholder” means a holder of Shares;

(uu)	“Subsidiary” has the meaning ascribed there in the Securities Act (Alberta);

(vv)	“Successor” has the meaning set forth in Section 9 hereof;

(ww)

“takeover bid” means a “take-over bid” as defined in MI 62-104 or tender offer, pursuant to which the “offeror” would as a result of such takeover bid or tender offer, if successful, beneficially own, directly or indirectly, in excess of 50% of the outstanding Shares (other than pursuant to an internal reorganization or in circumstances where the business of the Corporation is continued and where the shareholdings or other security holdings, as the case may be, in the offeror and the constitution of the board of directors or similar body of the offeror is such that the take-over bid or tender offer would not be considered a “Change of Control” if Section 1(l)(ii) above was applicable to the transaction);

(xx)

“Total Shareholder Return” means, with respect to any period, the total return to Shareholders on the Shares calculated using cumulative Dividends on a reinvested basis and the change in the trading price of the Shares on the TSX over such period (or, if the Shares are not then listed and posted for trading on the TSX or are then listed and posted for trading on more than one Exchange, on such Exchange on which the Shares are then listed and posted for trading as may be selected for such purpose by the Committee in its sole discretion) as may be determined by the Committee in its sole discretion;

(yy)	“TSX” means the Toronto Stock Exchange;

(zz)	“U.S.” or “United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia;

(aaa)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder;

(bbb)	“U.S. Taxpayers” has the meaning set forth in Section 7 hereof; and

(ccc)

“Vesting Date” means, (A) with respect to any Incentive Award, the date upon which the Incentive Award Value to which the Participant is entitled pursuant to such Incentive Award shall irrevocably vest in and become irrevocably payable by the Corporation to the Participant in accordance with the terms hereof, and (B) with respect to any Share Award, the date upon which such Share Award shall irrevocably vest in and become exercisable by the Participant in accordance with the terms hereof.

2.	Purposes

The principal purposes of this Plan are to:

(a)

aid in attracting, retaining and motivating qualified Service Providers of the HEI Group in the growth and development of the HEI Group by providing them with the opportunity through Awards to acquire an increased proprietary interest in the Corporation;

(b)	more closely align such Service Providers’ interests with those of the Corporation’s shareholders;

(c)	focus such Service Providers on operating and financial performance and long-term shareholder value; and

(d)	motivate and reward such Service Providers’ performance and contributions to the Corporation’s long-term success.

3.	Administration

This Plan shall be administered by the Compensation Committee of the Board (the “Committee”), provided that the Board shall have the authority to appoint itself or another committee of the Board to administer this Plan. In the event that the Board appoints itself or another committee of the Board to administer this Plan, all references in this Plan to the Committee will be deemed to be references to the Board or such other committee of the Board, as applicable.

The Committee shall have the authority in its sole discretion to administer this Plan and to exercise all the powers and authorities either specifically granted to it under this Plan or necessary or advisable in the administration of this Plan, subject to and not inconsistent with the express provisions of this Plan and of Section 10 hereof, including, without limitation:

(a)	the authority to grant Awards;

(b)	to determine the Fair Market Value of the Shares on any date;

(c)	to determine the Incentive Award Value in respect of any Incentive Award on any date;

(d)	to determine the Service Providers to whom, and the time or times at which Awards shall be granted and shall become issuable or payable, as the case may be;

(e)	to determine the number of Shares to be covered by each Share Award, the number of Incentive Awards to be granted and in each case the allocation between Restricted Awards and Performance Awards;

(f)	to determine members of the Peer Comparison Group, if any, from time to time;

(g)	to determine the Corporate Performance Measures and the Payout Multiplier in respect of a particular period;

(h)	to prescribe, amend and rescind rules and regulations relating to this Plan;

(i)	interpret and construe any provision of this Plan and decide all questions of fact arising in their interpretation;

(j)	to determine the terms and provisions of Award Agreements (which need not be identical) entered into in connection with Share Awards and Incentive Awards;

(k)	to take any and all actions permitted by this Plan; and

(l)	to make any other determinations and take such other action in connection with the administration of this Plan that it deems necessary or advisable.

To the extent permitted by law, the Committee may delegate or sub-delegate to one or more of its members, to any director or officer of the Corporation or to one or more agents all or any of the powers conferred on the Committee under this Plan, and the Committee or any person to whom it has delegated or sub-delegated authority as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under this Plan.

For greater certainty and without limiting the discretion conferred on the Committee pursuant to this Section, the Committee’s decision to approve the grant of an Award in any period shall not require the Committee to approve the grant of an Award to any Service Provider in any other period; nor shall the Committee’s decision with respect to the size or terms and conditions of an Award in any period require it to approve the grant of an Award of the same or similar size or with the same or similar terms and conditions to any Service Provider in any other period. The Committee shall not be precluded from approving the grant of an Award to any Service Provider solely because such Service Provider may previously have been granted an Award under this Plan or any other similar compensation arrangement of the Corporation or a member of the HEI Group. There is no obligation for uniformity of treatment of Service Providers or Participants under this Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants. No Service Provider has any claim or right to be granted an Award.

4.	Eligibility and Award Determination

Awards may be granted only to persons who are employees or officers of the Corporation or a member of the HEI Group or who are consultants or other service providers to the Corporation or a member of the HEI Group (collectively, ”Service Providers”); provided, however, that the participation of a Service Provider in this Plan is voluntary and any decision not to participate shall not affect any Service Provider’s employment with or service to the Corporation or any member of the HEI Group. For greater certainty, a transfer of employment or services between the Corporation and a member of the HEI Group or between a members of the HEI Group shall not be considered an interruption or termination of the employment of a Participant for any purpose of this Plan.

The Committee, in its sole discretion, shall determine which Service Providers will participate in this Plan. In determining the Service Providers to whom Awards may be granted (“Participants”) and the number of Shares to be covered by each Share Award or the number of Incentive Awards granted, the Committee may take into account such factors as it shall determine in its sole discretion, including without limitation, if so determined by the Committee, any one or more of the following factors:

(a)	compensation data for comparable benchmark positions among the Peer Comparison Group or among other comparison groups;

(b)	the duties, responsibilities, position and seniority of the Participant;

(c)

the Corporate Performance Measures for the applicable period compared with internally established performance measures approved by the Committee and/or similar performance measures of members of the Peer Comparison Group or among other comparison groups for such period;

(d)	the individual contributions and potential contributions of the Participant to the success of the Corporation;

(e)	any bonus payments paid or to be paid to the Participant in respect of his or her individual contributions and potential contributions to the success of the Corporation;

(f)	the Fair Market Value or current market price of the Shares at the time of such Award; and

(g)	such other factors as the Committee shall deem relevant in its sole discretion in connection with accomplishing the purposes of this Plan.

5.	Reservation of Shares

Subject to Sections 6(l) and 9 hereof, the aggregate number of Shares reserved for issuance from time to time pursuant to Awards granted and outstanding hereunder at any time, and the aggregate number of Shares that may be issued pursuant to Awards granted hereunder, shall not exceed 2,826,350 Shares. This prescribed maximum may be subsequently increased to any specified amount, provided the increase is authorized by a vote of the Shareholders.

If any Award granted under this Plan shall expire, terminate or be cancelled for any reason without the Shares issuable thereunder having been issued in full, any unissued Shares to which such Award relates shall be available for the purposes of the granting of further Awards under this Plan.

For purposes of the calculations in this Section only, it shall be assumed that all issued and outstanding Incentive Awards will be settled by the issuance of Shares from treasury, notwithstanding the Corporation’s right pursuant to Section 6(h) hereof to settle the Incentive Award Value underlying Incentive Awards in cash or by purchasing Shares on the open market.

6.	Terms and Conditions of Awards

Each Award granted under this Plan shall be subject to the terms and conditions of this Plan and evidenced by a written agreement between the Corporation and the Participant (an ”Incentive Award Agreement” in the case of an Incentive Award and a ”Share Award Agreement” in the case of a Share Award) which agreement shall comply with, and be subject to, the requirements of the Exchange and the following terms and conditions (and with such other terms and conditions as the Committee, in its sole discretion, shall establish):

(a)

Type of Awards - The Committee shall determine the number of Shares to be awarded to a Participant pursuant to the Share Award and/or the number of Incentive Awards to be awarded to a Participant in accordance with the provisions set forth in Section 4 hereof and shall designate such Award as either a “Restricted Award” or a “Performance Award”, as applicable, in the Award Agreement relating thereto.

(b)

Tax Treatment - Notwithstanding any other provision of this Plan, (i) all Share Awards granted to employees and officers of a member of the HEI Group shall have such terms and conditions required or desirable to ensure that such Share Awards are continuously governed by section 7 of the Income Tax Act (Canada) and, except as provided in the second paragraph of Section 6(g) hereof, all Share Awards shall be settled solely by the issuance of Shares from treasury; and (ii) all Incentive Awards granted to employees and officers of a member of the HEI Group shall be granted as a bonus for services rendered by the Participant in the year of grant and shall have such terms and conditions required or desirable to ensure that such Incentive Awards do not constitute a “salary deferral arrangement” within the meaning of the Income Tax Act (Canada) by virtue of the exception in paragraph (k) of the definition thereof.

(c)

Limitations on Awards - No one Service Provider may be granted any Award which, together with all Awards then held by such Participant, would entitle or enable such Participant (assuming in the case of Incentive Awards that all such Incentive Awards would be settled by the issuance of Shares from treasury) to receive a number of Shares which is greater than 5% of the outstanding

Shares, calculated on an undiluted basis. In addition: (i) the number of Shares issuable to Insiders at any time, under all security based compensation arrangements of the Corporation, shall not exceed 10% of the issued and outstanding Shares; and (ii) the number of Shares issued to Insiders, within any one year period, under all security based compensation arrangements of the Corporation, shall not exceed 10% of the issued and outstanding Shares. For this purpose, “security based compensation arrangements” has the meanings ascribed thereto in Part VI of the TSX Company Manual. For purposes of the calculations in this Section, it shall be assumed that all issued and outstanding Incentive Awards will be settled by the issuance of Shares from treasury, notwithstanding the Corporation’s right pursuant to Section 6(h) to settle the Incentive Award Value underlying Incentive Awards in cash or by purchasing Shares on the open market.

The Committee shall not grant any Awards that may be denominated or settled in Shares to residents of the United States unless such Awards and the Shares issuable upon exercise or settlement thereof are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

(d)	Vesting Dates and Adjustment of Awards

(i)

Restricted Awards: Subject to Section 6(i) hereof, with respect to any Restricted Award, unless otherwise determined by the Committee (and, for greater certainty, the Committee may in its sole discretion impose no or additional or different conditions to the determination of the Vesting Date(s) in respect of any Restricted Award including, without limitation, performance conditions, except that in no event may the Committee fix a Vesting Date for a Restricted Award that is an Incentive Award such that it is later than the Expiry Date), provided that the Participant remains in continuous employment or service with the Corporation or a member of the HEI Group through the applicable Vesting Date, the Vesting Date shall be the third anniversary of the grant date of the Restricted Award; provided, however, that, unless otherwise determined by the Committee:

(I)

where a Participant is on a Leave of Absence, the Vesting Date or Vesting Dates for any Restricted Awards held by such Participant shall be suspended until such time as such Participant returns to active employment or active service, provided that where the period of the Leave of Absence exceeds three (3) months, the Vesting Date for any Restricted Award that occurs during or subsequent to the period of the Leave of Absence shall be extended by, and no adjustments shall be made to the Adjustment Ratio for Dividends that are paid during, that portion of the Leave of Absence that exceeds three (3) months, and further provided that, if any such extension would cause the Vesting Date or Vesting Dates to extend beyond the Expiry Date, such Awards and the rights to receive Shares in the case of Share Awards and the rights to receive payments in the case of Incentive Awards on such Vesting Date or Vesting Dates shall be terminated and all rights to receive Shares or payments thereunder shall be forfeited by the Participant;

(II)

where a Vesting Date occurs for an Incentive Award on a date when a Participant is subject to a Black-Out Period, such Vesting Date shall be extended to the date which is seven business days following the end of such Black-Out Period, provided that if any such extension would cause the Vesting Date or Vesting Dates of such Incentive Award to extend beyond the Expiry Date, the amounts to be paid on such Vesting Date or Vesting Dates shall be paid on the Expiry Date notwithstanding the Black-Out Period. If the Expiry Date occurs and as a result of the previous sentence of this paragraph the Vesting Date will occur while a

Black-Out Period is still in effect, then the Corporation shall pay the Participant the entire Incentive Award Value in cash (and not Shares) and, for greater certainty, the Corporation shall not have any right to pay the Incentive Award Value in whole or in part in Shares notwithstanding any other provision of this Plan or any Incentive Award Agreement;

(III)

in the event of any Change of Control prior to the Vesting Dates determined in accordance with the above provisions of this Section 6(d)(i), and regardless of whether or not a Participant is on a Leave of Absence, the Vesting Date for all Shares awarded pursuant to such Restricted Award that is a Share Award that have not yet been issued and for the balance of the Incentive Award Value underlying such Restricted Award that is an Incentive Award that remains to be paid as of such time shall be the date which is immediately prior to the date upon which a Change of Control is completed; and

(IV)

(A) on the Exercise Date thereof, the number of Shares to be issued pursuant to any Restricted Award that is a Share Award shall be adjusted by multiplying such number by the Adjustment Ratio applicable to such Restricted Award at such time, and (B) on the Vesting Date thereof, the Incentive Award Value payable pursuant to any Restricted Award that is an Incentive Award shall be adjusted by multiplying the number of Incentive Awards for which payment remains to be made by the Adjustment Ratio applicable to such Incentive Award at such time.

(ii)

Performance Awards: Subject to Section 6(i) hereof, with respect to any Performance Award, unless otherwise determined by the Committee (and, for greater certainty, the Committee may in its sole discretion impose no or additional or different conditions to the determination of the Vesting Dates in respect of any Performance Award, except that in no event may the Committee fix a Vesting Date for a Performance Award that is an Incentive Award such that it is later than the Expiry Date), provided that the Participant remains in continuous employment or service with the Corporation or a member of the HEI Group through the applicable Vesting Date, the Vesting Date shall be the third anniversary of the grant date of the Performance Award; provided, however, that, unless otherwise determined by the Committee:

(I)

where a Participant is on a Leave of Absence, the Vesting Date or Vesting Dates for any Performance Awards held by such Participant shall be suspended until such time as such Participant returns to active employment or active service, provided that where the period of the Leave of Absence exceeds three (3) months, the Vesting Date for any Performance Award that occurs during or subsequent to the period of the Leave of Absence shall be extended by, and no adjustments shall be made to the Adjustment Ratio for Dividends that are paid during, that portion of the Leave of Absence that exceeds three (3) months, and further provided that, if any such extension would cause the Vesting Date or Vesting Dates to extend beyond the Expiry Date, such Awards and the rights to receive Shares in the case of Share Awards and the rights to receive payments in the case of Incentive Awards on such Vesting Date or Vesting Dates shall be terminated and all rights to receive Shares or payments thereunder shall be forfeited by the Participant;

(II)

where a Vesting Date occurs for an Incentive Award on a date when a Participant is subject to a Black-Out Period, such Vesting Date shall be extended to the date which is seven business days following the end of such Black-Out Period, provided that if any such extension would cause the Vesting Date or Vesting Dates of such Incentive Award to extend beyond the Expiry Date, the amounts to be paid on such Vesting Date or Vesting Dates shall be paid on the Expiry Date notwithstanding the Black-Out Period. If the Expiry Date occurs and as a result of the previous sentence of this paragraph the Vesting Date will occur while a Black-Out Period is still in effect, then the Corporation shall pay the Participant the entire Incentive Award Value in cash (and not Shares) and, for greater certainty, the Corporation shall not have any right to pay the Incentive Award Value in whole or in part in Shares notwithstanding any other provision of this Plan or any Incentive Award Agreement;

(III)

in the event of any Change of Control prior to the Vesting Date determined in accordance with the above provisions of this Section 6(d)(ii), and regardless of whether or not a Participant is on a Leave of Absence, the Vesting Date for all Shares awarded pursuant to such Performance Award that is a Share Award that have not yet been issued and for the balance of the Incentive Award Value underlying such Performance Award that is an Incentive Award that remains to be paid as of such time shall be the date which is immediately prior to the date upon which a Change of Control is completed; and

(IV)

(A) on the Exercise Date thereof, the number of Shares to be issued pursuant to any Performance Award that is a Share Award shall be adjusted by multiplying such number by (1) the Adjustment Ratio applicable to such Performance Award at such time, and (2) the Payout Multiplier applicable to such Performance Award at such time, and (B) on the Vesting Date thereof, the Incentive Award Value payable pursuant to any Performance Award that is an Incentive Award shall be adjusted by multiplying the number of Incentive Awards for which payment remains to be made by (1) the Adjustment Ratio applicable to such Performance Award at such time, and (2) the Payout Multiplier applicable to such Performance Award at such time.

Notwithstanding any other provision of this Plan, but subject to the limits described in Sections 5 and 6(c) hereof and any other applicable requirements of the Exchange or other regulatory authority, the Committee hereby reserves the right to make any additional adjustments to the number of Shares to be issued pursuant to or the Incentive Award Value underlying any Performance Award if, in the sole discretion of the Committee, such adjustments are appropriate in the circumstances having regard to the principal purposes of this Plan.

(e)

Determination of the Payout Multiplier - Prior to the Vesting Date in respect of any Performance Award, the Committee will assess the performance of the Corporation for the applicable period. The weighting of the individual measures comprising the Corporate Performance Measures shall be determined by the Committee in its sole discretion and, following such determination, the Committee shall determine the applicable Payout Multiplier, which shall be not less than 0% and not more than 200%.

(f)

Exercise of Share Awards - A Participant may elect to exercise Share Awards at any time and from time to time from and including the day the Vesting Date in respect of such Share Awards occurs until the Expiry Date of such Share Awards, by delivering to the Corporation a duly completed and executed Exercise Notice; provided, that no Participant who is resident in the United States may exercise Share Awards unless the Shares issuable by the Corporation upon such exercise are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act. If any Share Award may not be exercised due to any Black-Out Period at any time within the three business day period prior to the Expiry Date of such Share Award, the Expiry Date of all such Share Awards shall be extended for a period of seven business days following the end of the Black-Out Period (or such longer period as permitted by the Exchange and approved by the Committee).

(g)	Payment in Respect of Share Awards - Subject to the paragraph immediately below, Share Awards shall be settled by the Corporation with Shares issued from the treasury of the Corporation.

A Participant may elect in an Exercise Notice to surrender a vested Share Award to the Corporation for cash in an amount equal to the aggregate Fair Market Value of such Shares that would otherwise be delivered in consideration for the surrender by the Participant to the Corporation of the right to receive such Shares under such Share Award (the “Cash Amount”). The Committee shall have the sole discretion to determine whether or not to accept the Participant’s election. If the Committee accepts such election, then the Corporation shall pay the Cash Amount to the Participant in accordance with the provisions of this Section 6(g). If the Committee does not accept such election, such Share Award shall be settled by the Corporation with Shares issued from the treasury of the Corporation.

Any Shares deliverable or amount payable to a Participant in respect of a Share Award shall be delivered or paid to the Participant as soon as practicable following the Exercise Date and in any event within thirty (30) days of the Exercise Date (provided that any Shares deliverable or amount payable with respect to a Vesting Date that occurs after the Cessation Date, but before the Share Award has terminated in accordance with an applicable provision of Section 6(i), must occur not later than March 15 of the year following the year in which the Cessation Date occurs, if earlier) and the Corporation shall withhold from any such amount payable all amounts as may be required by law and in the manner contemplated by Section 7 hereof.

Where the determination of the number of Shares to be delivered to a Participant pursuant to a Share Award in respect of a particular exercise would result in the issuance of a fractional Share, the number of Shares deliverable shall be rounded down to the next whole number of Shares. No certificates representing fractional Shares shall be delivered pursuant to this Plan nor shall any cash amount be paid at any time in lieu of any such fractional interest.

No Share Award holder who is resident in the United States may settle a Share Award for Shares unless the Shares issuable upon settlement of the Share Awards are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

(h)

Payment in Respect of Incentive Awards - The Corporation, at its sole and absolute discretion, shall have the option of settling the Incentive Award Value payable in respect of an Incentive Award by any of the following methods or by a combination of such methods:

(i)	payment in cash;

(ii)	payment in Shares acquired by the Corporation on the Exchange; or

(iii)	payment in Shares issued from the treasury of the Corporation.

The Incentive Award Value of any Incentive Award shall be determined as at the applicable Vesting Date and shall be settled on a date during the period from and including the day the Vesting Date in respect of such Incentive Awards occurs until the Expiry Date of such Incentive Award determined by the Committee.

The Corporation shall not determine whether the payment method shall take the form of cash or Shares until the Vesting Date, or some reasonable time prior thereto. A holder of an Incentive Award shall not have any right to demand, be paid in, or receive Shares in respect of the Incentive Award Value underlying an Incentive Award, at any time. Notwithstanding any election by the Corporation to settle any Incentive Award Value, or portion thereof, in Shares, the Corporation reserves the right to change its election in respect thereof at any time up until payment is actually made, and the holder of such Incentive Award shall not have the right, at any time to enforce settlement in the form of Shares of the Corporation.

Any amount payable to a Participant in respect of an Incentive Award shall be paid to the Participant as soon as practicable following the Vesting Date and in any event not later than December 31 of the third year following the year in which the Incentive Award was granted (provided that any amount payable with respect to a Vesting Date that occurs after the Cessation Date, but before the Incentive Award has terminated in accordance with an applicable provision of Section 6(i), must occur not later than either the Expiry Date or March 15 of the year following the year in which the Cessation Date occurs, if earlier than the Expiry Date) and the Corporation shall withhold from any such amount payable all amounts as may be required by law and in the manner contemplated by Section 7 hereof. In any event, the amount payable to a Participant in respect of an Incentive Award shall not be paid later than the Expiry Date of that Incentive Award.

Where the Corporation elects to pay any amounts pursuant to an Incentive Award by issuing Shares, and the determination of the number of Shares to be delivered to a Participant in respect of a particular Vesting Date would result in the issuance of a fractional Share, the number of Shares deliverable shall be rounded down to the next whole number of Shares. No certificates representing fractional Shares shall be delivered pursuant to this Plan nor shall any cash amount be paid at any time in lieu of any such fractional interest.

No Incentive Award holder who is resident in the United States may settle an Incentive Award for Shares unless the Shares issuable upon settlement of the Incentive Awards are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

(i)

Termination of Relationship as Service Provider - Unless otherwise determined by the Committee or unless otherwise provided in an Award Agreement pertaining to a particular Award or any written employment or consulting agreement governing a Participant’s role as a Service Provider, the following provisions shall apply in the event that a Participant ceases to be a Service Provider:

(i)

Death - If a Participant ceases to be a Service Provider as a result of the Participant’s death, the Vesting Date for all Incentive Awards awarded to such Participant under any outstanding Incentive Award Agreements and for all Shares awarded to such Participant under any outstanding Share Award Agreements shall be accelerated to the Cessation Date, provided that the Committee, taking into consideration the performance of such Participant and the performance of the Corporation since the date of grant of the Award(s), may determine in its sole discretion the Payout Multiplier to be applied to any Performance Awards held by the Participant. The Expiry Date of any vested or unvested Share Awards held by the Participant at the date of death, which have not yet been subject to an Exercise Notice and subsequent settlement of the Share Award, shall be amended to the earlier of (i) one (1) year after the Cessation Date, and (ii) the Expiry Date of such Share Award.

(ii)

Termination for Cause - If a Participant ceases to be a Service Provider as a result of termination for Cause, effective as of the Cessation Date all outstanding Award Agreements under which Awards have been made to such Participant, whether Restricted Awards or Performance Awards, and whether (A) vested and unexercised or unsettled or (B) unvested, shall be immediately terminated and all rights to receive payments or Shares thereunder, as the case may be, shall be forfeited by the Participant.

(iii)

Voluntary Resignation - If a Participant ceases to be a Service Provider as a result of a voluntary resignation, effective as of the day that is fourteen (14) days after the Cessation Date, all outstanding Award Agreements under which Awards have been made to such Participant, whether Restricted Awards or Performance Awards, and whether (A) vested and unexercised or unsettled or (B) unvested, shall be terminated and all rights to receive payments or Shares thereunder, as the case may be, shall be forfeited by the Participant.

(iv)

Retirement - If a Participant ceases to be a Service Provider as a result of the Participant’s Retirement, all outstanding Award Agreements under which Awards have been made to such Participant, whether Restricted Awards or Performance Awards, shall continue in accordance with their terms and the Expiry Date shall not be accelerated as a result of such Retirement.

(v)

Other Termination - If a Participant ceases to be a Service Provider for any reason other than as provided for in (i), (ii), (iii) and (iv) above, effective as of the date that is the later of (A) ninety (90) days after the Cessation Date, and (B) the end of the notice period used for calculating severance to which the Participant is entitled as a result of the Participant’s cessation as a Service Provider pursuant to a written contract of employment, if any, with an entity in the HEI Group, and notwithstanding any other severance entitlements or entitlement to notice or compensation in lieu thereof, all then outstanding Award Agreements under which Awards have been made to such Participant, whether Restricted Awards or Performance Awards, shall be terminated and all rights to receive payments or Shares thereunder, as the case may be, shall be forfeited by the Participant.

(j)

Rights as a Shareholder - Until the Shares granted pursuant to any Share Award have been issued or in the case of Incentive Awards until Shares have actually been issued should the Corporation elect to so issue Shares, in either case in accordance with the terms of this Plan, the Participant to whom such Award has been made shall not possess any incidents of ownership of such Shares including, for greater certainty and without limitation, the right to receive Dividends on such Shares and the right to exercise voting rights in respect of such Shares.

Such Participant shall only be considered a Shareholder in respect of such Shares when such issuance has been entered upon the records of the duly authorized transfer agent of the Corporation.

(k)

Treatment of Non-Cash Dividends - In the case of a non-cash Dividend, including Shares or other securities or other property, the Committee will, in its sole discretion and subject to any required approval of the Exchange, determine whether or not such non-cash Dividend will be provided to the Award holder and, if so provided, the form in which it shall be provided.

(l)	Effect of Certain Changes - In the event:

(i)	of any change in the Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise;

(ii)	that any rights are granted to all Shareholders to purchase Shares at prices substantially below Fair Market Value; or

(iii)

that, as a result of any recapitalization, merger, consolidation or other transaction, the Shares are converted into or exchangeable for any other securities, then, in any such case, the Board may, subject to any required approval of the Exchange, make such adjustments to this Plan, to any Awards and to any Award Agreements outstanding under this Plan as the Board may, in its sole discretion, consider appropriate in the circumstances to prevent inappropriate dilution or enlargement of the rights granted to Participants hereunder.

(m)

Participant’s Agreement to be Bound - If a Participant fails to acknowledge an Award by acceptance of the Award Agreement within the time specified by the Committee, the Corporation reserves the right to revoke the Award. Participation in this Plan by any Participant shall be construed as irrevocable acceptance by the Participant of the terms and conditions set out herein and all rules and procedures adopted hereunder and as amended from time to time.

7.	Withholding Taxes

When a Participant or other person becomes entitled to receive Shares, a cash payment or other amount in respect of any Award, the Corporation shall have the right to require the Participant or such other person to remit to the Corporation an amount sufficient to satisfy any withholding tax requirements relating thereto. Unless otherwise prohibited by the Committee or by applicable law, satisfaction of the withholding tax obligation may be accomplished by any of the following methods or by a combination of such methods:

(a)	the tendering by the Participant of cash payment to the Corporation in an amount less than or equal to the total withholding tax obligation;

(b)

the withholding by the Corporation or a member of the HEI Group, as the case may be, from the Shares otherwise due or payable to the Participant such number of Shares as it determines are required to be sold by the Corporation, as trustee, to satisfy the total withholding tax obligation (net of selling costs, which shall be paid by the Participant). The Participant consents to such sale and grants to the Corporation an irrevocable power of attorney to effect the sale of such Shares and acknowledges and agrees that the Corporation does not accept responsibility for the price obtained on the sale of such Shares; or

(c)

the withholding by the Corporation or a member of the HEI Group, as the case may be, from any cash payment otherwise due to the Participant such amount of cash as is less than or equal to the amount of the total withholding tax obligation;

provided, however, that the sum of any cash so paid or withheld and the Fair Market Value of any Shares so withheld is sufficient to satisfy the total withholding tax obligation. Any reference in this Plan to the Incentive Award Value or payment of cash or issuance of Shares in settlement thereof or issuance of Shares or payment of cash pursuant to any Share Award is expressly subject to this Section 7.

Notwithstanding any other provision of this Plan, grants of Awards to Participants who are subject to United States federal income taxation (“U.S. Taxpayers”) under the United States Internal Revenue Code of 1986, as amended (the “Code”), shall be made and administered under the terms of Schedule A to this Plan.

8.	Non-Transferability

Subject to Section 6(i)(i) hereof, the right to receive payment pursuant to an Incentive Award or Shares pursuant to a Share Award granted to a Service Provider is personal to such Service Provider. Except as otherwise provided in this Plan, no assignment, sale, transfer, pledge or charge of an Award, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Award whatsoever in any assignee or transferee and, immediately upon any assignment, sale, transfer, pledge or charge or attempt to assign, sell, transfer, pledge or charge, such Award shall terminate and be of no further force or effect.

The rights and obligations hereunder and under any Award Agreement may be assigned by the Corporation to a Successor.

9.	Merger and Sale, etc.

If the Corporation enters into any transaction or series of transactions, other than a transaction that is a Change of Control and to which Section 6(d)(i)(III) or 6(d)(ii)(III), as the case may be, hereof apply, whereby the Corporation or All or Substantially All of the Assets would become the property of any other trust, body corporate, partnership or other person (a ”Successor”) whether by way of takeover bid, acquisition, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise, then prior to or contemporaneously with the consummation of such transaction:

(a)

the Corporation and the Successor will execute such instruments and do such things as the Committee may determine are necessary to establish that upon the consummation of such transaction the Successor will have assumed the covenants and obligations of the Corporation under this Plan and the Award Agreements outstanding on consummation of such transaction and such Successor shall succeed to, and be substituted for, and may exercise every right and power of, the Corporation under this Plan and such Award Agreements with the same effect as though the Successor had been named as the Corporation herein and therein and thereafter, the Corporation shall be relieved of all obligations and covenants under this Plan and such Award Agreements and the obligation of the Corporation to the Participants in respect of the Awards shall terminate and be at an end and the Participants shall cease to have any further rights in respect thereof including, without limitation, any right to acquire or receive Shares on the Vesting Date(s) applicable to such Awards; or

(b)

if the Awards (and the covenants and obligations of the Corporation under this Plan and the Award Agreements outstanding on consummation of such transaction) are not so assumed by the Successor, then the Vesting Date for all Shares awarded pursuant to such Awards that have not yet been issued as of such time shall be the date which is immediately prior to the date upon which the transaction is consummated.

10.	Amendment and Termination of Plan

This Plan and any Awards granted pursuant to this Plan may, subject to any required approval of the Exchange, be amended, modified or terminated by the Board without the approval of Shareholders. Without limitation of the foregoing, such amendments include, without limitation: (a) amendments of a “housekeeping nature”, including, without limitation, amending the wording of any provision of this Plan for the purpose of clarifying the meaning of existing provisions or to correct or supplement any provision of this Plan that is inconsistent with any other provision of this Plan, correcting grammatical or typographical errors and amending the definitions contained within this Plan respecting the administration of this Plan; (b) amending Awards under this Plan, including with respect to the Expiry Date (provided that the term of the Award does not exceed ten years from the date the Award is granted and that such Award is not held by an Insider), vesting period, and effect of termination of a Participant’s employment or cessation of the Participant’s service; (c) accelerating vesting; or (d) amendments necessary to comply with applicable law or the requirements of any Exchange on which the Shares are listed. Notwithstanding the foregoing, this Plan or any Award may not be amended without Shareholder approval to:

(a)	increase the number of Shares reserved for issuance pursuant to Awards in excess of the limit prescribed in Section 5 hereof;

(b)

extend the Vesting Date of any Awards issued under this Plan to an Insider beyond the latest Vesting Date specified in the Award Agreement (other than as permitted by the terms and conditions of this Plan);

(c)	extend the Expiry Date of any Award granted to an Insider (other than as permitted by the terms and conditions of this Plan);

(d)	permit a Participant to transfer Awards to a new beneficial holder other than for estate settlement purposes;

(e)	reduce the limitations on Awards contained in the first paragraph of Section 6(c) hereof;

(f)	increase the number of Shares that may be issued to Insiders above the restrictions contained in Section 6(c) hereof; and

(g)	change this Section 10 to modify or delete any of (a) through (f) above.

In addition, no amendment to this Plan or any Awards granted pursuant to this Plan may be made without the consent of a Participant if it adversely alters or impairs the rights of such Participant in respect of any Award previously granted to such Participant under this Plan.

11.	Miscellaneous

(a)

Interpretation - In this Plan: (a) words in the singular include the plural and words in the plural include the singular; (b) words importing the masculine gender shall include the feminine and neuter genders and vice versa; (c) section and subsection headings contained herein are for convenience only and shall not affect the construction hereof; and (d) words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to this document as a whole and not to any particular Section, paragraph or other part hereof.

(b)

Compliance with Legal Requirements - The Corporation shall not be obliged to issue any Shares pursuant to any Award if such issuance would violate any law or regulation or any rule of any government authority or Exchange. The Corporation, in its sole discretion, may postpone the issuance or delivery of Shares under any Award as the Committee may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. The Corporation shall not be required to qualify for resale pursuant to a prospectus or similar document any Shares awarded under this Plan, provided that, if required, the Corporation shall notify the Exchange and any other appropriate regulatory bodies in Canada and the United States of the existence of this Plan and the granting of Awards hereunder in accordance with any such requirements.

(c)

Foreign Participants - The Corporation may, without amending this Plan, modify the terms of Awards granted to Service Providers who provide services to the Corporation or any member of the HEI Group from outside of Canada in order to comply with the applicable laws of such foreign jurisdictions. Any such modification to this Plan with respect to a particular Service Provider shall be reflected in the Award Agreement for such Service Provider. Schedule A is incorporated herein by reference.

(d)

No Right to Continued Employment or Service - Nothing in this Plan or in any Award Agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ or service of the Corporation or any member of the HEI Group, to be entitled to any remuneration or benefits not set forth in this Plan or an Award Agreement or to interfere with or limit in any way the right of the Corporation or any member of the HEI Group to terminate a Participant’s employment or service arrangement with the Corporation or any member of the HEI Group.

(e)

Ceasing to be a Member of the HEI Group - Except as otherwise provided in this Plan, Awards granted under this Plan shall not be affected by any change in the relationship between or ownership of the Corporation and a member of the HEI Group.

(f)	Expenses – Except as provided in Sections 7 and 11(i), all expenses in connection with this Plan shall be borne by the Corporation.

(g)

Unfunded Plan - This Plan shall be unfunded. The Corporation shall not be required to segregate any assets that may at any time be represented by Shares, cash or rights thereto, nor shall this Plan be construed as providing for such segregation. Any liability or obligation of the Corporation to any Participant with respect to an Award under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Corporation shall be deemed to be secured by any pledge or other encumbrance on any property of the Corporation. Neither the Corporation nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

(h)

Market Fluctuations - No amount will be paid to, or in respect of, a Participant under this Plan to compensate for a downward fluctuation in the price of Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. The Corporation makes no representations or warranties to Participants with respect to this Plan or the Awards whatsoever. Participants are expressly advised that the value of any Awards and Shares under this Plan will fluctuate as the trading price of Shares fluctuates. Further, the payment amount or number of Shares delivered to a Service Provider following the vesting of a Performance Award may fluctuate based upon the terms of the applicable Corporate Performance Measures and Payout Multiplier. In seeking the benefits of participation in this Plan, a Participant agrees to exclusively accept all risks associated with a decline in the market price of Shares and all other risks associated with the holding of Awards.

(i)

Taxes – The Corporation shall not be liable for any personal income or other tax imposed on any Participant as a result of the awarding or holding of Awards, the issue or holding of Shares pursuant thereto or any other amounts or securities paid, issued or credited to a Participant under this Plan. It is the responsibility of the Participant to complete and file any tax returns which may be required under any applicable tax laws within the period prescribed by such laws. The Corporation and the Committee make no guarantees to any person regarding the tax treatment of an Award or payments made under this Plan and none of the Corporation or any of its employees or representatives shall have any liability to a Participant with respect thereto. Participants are advised to consult with their own tax advisors.

(j)

Reorganization of the Corporation - The existence of any Awards or Shares corresponding to any such Awards shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or to create or issue any bonds, debentures, shares or other securities of the Corporation or the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

(k)

Participant Information - Each Participant shall provide the Corporation with all information (including personal information) required by the Corporation in order to administer this Plan. Each Participant acknowledges that information required by the Corporation in order to administer this Plan may be disclosed to the Committee or its appointed administrator and other third parties in connection with the administration of this Plan. Each Participant consents to such disclosure and authorizes the Corporation to make such disclosure on the Participant’s behalf.

(l)

Final Determination - Any determination, interpretation or decision by, or opinion of, the Board, the Committee or a director or officer of the Corporation made or held pursuant to the terms set out herein shall be made or held reasonably and shall be final, conclusive and binding on all parties concerned, including, but not limited to, the Corporation, the Participants and their beneficiaries and legal representatives.

Subject to Section 11(m), all rights, entitlements and obligations of Participants under this Plan and in respect of Awards are set forth in the terms hereof and the applicable Award Agreements and cannot be modified by any other documents, statements or communications, except by amendment to the terms hereof or thereof in accordance with Section 10.

(m)

Discretionary Relief – Notwithstanding any other provision hereof but subject to applicable law and the rules of any government authority or Exchange, the Committee may, in its sole discretion, waive any condition or provision set out herein or in any Award granted hereunder if it determines that specific individual circumstances warrant such waiver.

(n)	Currency – All values to be determined or amounts paid under this Plan shall be in Canadian dollars.

12.	Indemnification

Each member of the Board or Committee or any director or officer who is delegated the whole or any part of the administration of this Plan pursuant to Section 3 is indemnified and held harmless by the Corporation against any cost or expense (including any sum paid in settlement of a claim with the approval of the Corporation) arising out of any act or omission to act in connection with the terms hereof to the extent permitted by applicable law. This indemnification is in addition to any rights of indemnification a Board or Committee member or any director or officer who is delegated the whole or any part of the administration of this Plan pursuant to Section 3 may have as director or officer or otherwise under the by-laws of the Corporation, any agreement, any vote of shareholders or disinterested directors, or otherwise..

13.	Governing Law

The validity, construction and effect of this Plan and any actions taken or relating to this Plan shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

14.	Effective Date

This Plan was approved by the Board on February 23, 2023, and is effective from such date, subject to acceptance of this Plan by the shareholders of the Corporation, the TSX and any other applicable regulatory authorities.

SCHEDULE A

U.S. Participants and Section 409A Compliance

(a) Notwithstanding any other provision of the Plan, grants of Awards to Participants who are U.S. Taxpayers under the Code or any successor thereto, shall be made and administered under the terms of this Schedule A to the Plan.

(b) Upon the vesting of a Share Award granted to a U.S. Taxpayer, the Participant shall automatically and without any required action on his or her behalf exercise and the Corporation shall issue from treasury to the Participant the number of Shares required to be delivered upon the vesting and exercise of such Participant’s Share Awards and upon the vesting of an Incentive Award granted to a U.S. Taxpayer, the Corporation shall settle the Incentive Award Value by payment or delivery to the Participant the cash and/or Shares required to be delivered upon the vesting of such Participant’s Awards, in each case not later than March 15 of the year following the year in which the Vesting Date of such Award occurs (the “Payment Date”), except as otherwise provided in this Schedule A; provided however the Committee may determine that the Award will otherwise be designed on the grant date to comply with section 409A of the Code.

(c) In the event that an Award grant is amended, no such amendment shall be effective if it results in a postponement of the Vesting Date or the Payment Date, other than postponement on account of a Black-Out Period.

(d) In the event of a Change of Control, the Vesting Date of the then unvested portion of an Award granted to a U.S. Taxpayer shall be the date determined by the Board, and in the case of Share Awards the Participant shall exercise and the Corporation shall issue from treasury to the Participant the number of Shares required to be delivered upon the vesting and exercise of such Participant’s Share Awards and in the case of Incentive Awards the Corporation shall settle the Incentive Award Value by payment or delivery to the Participant the cash and/or Shares required to be delivered to the Participant upon the vesting of such Participant’s Share Awards, in each case by the Payment Date.

(e) The Board or Committee, as the case may be, shall interpret and construe the Plan and take all authorized actions with respect to any U.S. Taxpayer in a manner that is consistent with applicable U.S. Treasury regulations and other guidance issued pursuant to Section 409A of the Code. However, neither the Board, the Committee, the Corporation nor any other person connected with the Plan in any capacity makes any representation, commitment, or guarantee that any tax treatment shall be applicable with respect to any grant of Awards, any amounts deferred under this Plan, or any amounts paid to any person hereunder.

(f) No Participant who is a U.S. Taxpayer shall be eligible for Retirement treatment.

U.S. Participants and U.S. Securities Laws

(a) Shares issued pursuant to the Plan shall not be issued under the Plan to a Participant unless the issuance of those securities shall comply with all relevant laws, including, the U.S. Securities Act, applicable state securities laws, and the requirements of any Exchange or automated inter-dealer quotation system in the United States upon which the Shares may then be listed or quoted, if applicable. The issuance shall also be subject to the approval of counsel for the Corporation with respect to such compliance, including the availability of an exemption from registration for the issuance of any Shares issued pursuant to the Plan. The unavailability of an exemption from registration for the issuance to a Participant of any Shares issued pursuant to the Plan or the inability of the Corporation to obtain from any regulatory body the authority deemed by the Corporation to be necessary for the lawful issuance and sale of any Shares under the Plan, shall relieve the Corporation of any liability for not issuing Shares to the Participant.

(b) As a condition to the issuance of the Shares pursuant to the Plan, the Corporation may require the Participant to execute such documentation and make such representations and warranties as may be necessary to comply with federal and state securities laws or as may be required by this Plan.

Clawback

(a)

The Plan and all Awards granted hereunder are subject to any written clawback policies that the Corporation, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the effective time, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the United States Securities and Exchange Commission and that the Corporation determines should apply to Awards. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Corporation’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

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